Prospectus Supplement #5                        Filed pursuant to Rule 424(b)(3)
(to prospectus dated November 17, 2000)               Registration No. 333-47150


                        MERCURY INTERACTIVE CORPORATION


           4.75% Convertible Subordinated Notes Due July 1, 2007 and Shares of Common Stock Issuable Upon Conversion of the Notes

                             ---------------------

     This prospectus supplement relates to the resale by the holders of our 4.75% convertible subordinated notes due July 1, 2007 and the shares of our common stock issuable upon the conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus dated November 17, 2000, which is to be delivered with this prospectus supplement.

     The information in the table appearing under the heading "Selling Holders" in the prospectus is amended by the addition of the information appearing in the table below:

                                                               Principal
                                                            Amount of Notes                                          Common Stock
                                                              Beneficially     Common Stock Owned                     Owned After
                                                               Owned and          Prior to the          Common       Completion of
Name of Beneficial Owner                                        Offered          Offering(1)(2)      Stock Offered    the Offering
------------------------                                        -------          --------------      -------------    ------------
EQAT Alliance Growth & Income.............................    $5,690,000             51,146             51,146                 --
Equitable Life Assurance Separate Account Balanced........       190,000              1,707              1,707                 --
Global Bermuda Limited Partnership........................     1,100,000              9,887              9,887                 --
Goldman Sachs and Company.................................     2,000,000             17,977             17,977                 --
Lakeshore International Ltd...............................     2,300,000             20,674             20,674                 --

(1) Includes common stock into which the notes are convertible.
(2) Assumes a conversion ratio of 8.9888 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest.

                    ________________________________________


     Investing in our common stock or the notes involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 3 of the prospectus, as well as the "Risk Factors" section included in our recent reports filed with the Securities and Exchange Commission.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of THE prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.


          The date of this prospectus supplement is January 25, 2001.